Exhibit (n)
PREMIER VIT
MULTI-CLASS PLAN
Pursuant to Rule 18f-3 under the Investment Company Act of 1940
Effective Date September 10, 2009
     WHEREAS, the Board of Trustees of Premier VIT (the “Trust”) has considered the following Multi-Class Plan (the “Plan”) under which the Trust may offer multiple classes of shares of its now existing and hereafter created series (each a “Portfolio”) pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”);
     WHEREAS, a majority of the Trustees of the Trust and a majority of the Trustees who are not interested persons of the Trust (“Independent Trustees”) have found the Plan, including the allocation of expenses described therein, to be in the best interests of each class of shares of the Trust individually and the Trust as a whole;
     NOW, THEREFORE, the Trust hereby approves and adopts the following Multi-Class Plan pursuant to Rule 18f-3 under the 1940 Act.
1.	FEATURES OF THE CLASSES
     Each Portfolio of the Trust is authorized to issue from time to time its shares of beneficial interest in two classes: Class I shares and Class II shares. Each class is subject to such investment minimums and other conditions of eligibility as are set forth in the Trust’s prospectus(es) as from time to time in effect (together with the Trust’s statement(s) of additional information as from time to time in effect, the “Prospectus”). Each Portfolio may offer such classes of shares to such classes of persons as are set forth in the Prospectus.
     Shares of each class of a Portfolio shall represent an equal pro rata interest in such Portfolio and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class shall bear any Class Expenses, as defined in Section 3 below; and (c) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class, and shall have exclusive voting rights on any matter submitted to shareholders that relates solely to that class.

     In addition, Class I and Class II shares shall have the features described in Sections 2, 3 and 4 below. These features are subject to change, to the extent permitted by law and by the Amended and Restated Agreement and Declaration of Trust and the Amended and Restated By-laws of the Trust, each as from time to time may be amended, by action of the Board of Trustees of the Trust.
2.	DISTRIBUTION AND SERVICING PLAN
     The Trust has adopted a Distribution and Servicing Plan (the “Class II Plan”) with respect to Class II shares of the Portfolios. The Class II Plan has been adopted in accordance with the requirements of Rule 12b-1 under the 1940 Act and is administered accordingly. Under the terms of the Class II Plan, an amount of up to 0.25% on an annual basis of the average daily net assets attributable to Class II shares (a “Distribution and Servicing Fee”) may be paid to insurance company sponsors or separate accounts that fund variable insurance products, plan sponsors and other financial institutions (“Authorized Firms”) in compensation for services rendered and expenses borne in connection with (i) the distribution of Class II shares and (ii) personal services and maintenance of individual accounts in connection with the administration of plans or programs that use Class II shares as their funding medium, as described in the Prospectus, the Class II Plan, and any related agreement (“Distribution and Shareholder Servicing Arrangements”). Such payments may be made directly by the Trust or by the Trust’s distributor acting as agent for the Trust.
     The Trust has not adopted a distribution and/or servicing plan with respect to Class I shares of the Portfolios. However, Class I shares may be offered through certain Authorized Firms that have established a shareholder servicing relationship with the Trust on behalf of their customers. The Trust pays no compensation to such entities.
     Authorized Firms may impose additional or different conditions on the purchase or redemption of shares of the Portfolios and may charge transaction or account fees. Authorized Firms are responsible for transmitting to their customers a schedule of any such fees and conditions.
3.	ALLOCATION OF INCOME AND EXPENSES
     (a) Class II shares pay the expenses associated with their Distribution and Shareholder Servicing arrangements. Class I and Class II shares may, at the Trustees’ discretion, also pay a different share of other expenses (together with any Distribution and Servicing Fees, “Class Expenses”), not including advisory fees or other expenses related to the management of the Trust’s assets, if these expenses are actually incurred in a different amount by a class, or if the class receives services of a different kind or to a different degree than another class.

     (b) The gross income of each Portfolio generally shall be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined above, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of each Portfolio. These expenses include:
(1) Expenses incurred by the Trust (including, but not limited to, fees of Trustees, insurance and legal counsel) not attributable to a particular Portfolio or to a particular class of shares of a Portfolio (“Corporate Level Expenses”); and
(2) Expenses incurred by a Portfolio not attributable to any particular class of the Portfolio’s shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Portfolio’s assets) (“Portfolio Expenses”).
     Expenses of a Portfolio shall be apportioned to each class of shares depending upon the nature of the expense item. Corporate Level Expenses and Portfolio Expenses shall be allocated among the classes of shares based on their relative net asset values in relation to the net asset value of the Trust. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it will be charged to a Portfolio for allocation among classes, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the 1940 Act and the Internal Revenue Code of 1986, as amended (the “Code”).
     The Trust reserves the right to utilize any other appropriate method to allocate income and expenses among the classes, including those specified in Rule 18f-3(c)(1), provided that a majority of the Trustees and a majority of the Independent Trustees determine that the method is fair to the shareholders of each class and that the annualized rate of return of each class will generally differ from that of the other classes only by the expense differentials among the classes.
4.	EXCHANGE PRIVILEGES
     Subject to any limitations or restrictions from time to time set forth in the Prospectus, a shareholder of record may exchange shares of one class of a Portfolio at net asset value, without the imposition of any sales charge, for shares of the same class offered by another Portfolio, provided that the exchange is made in states where the securities being acquired are properly registered or are otherwise qualified. In addition, shares of one class of a Portfolio may be exchanged, at the option of the shareholder of record, for shares of another class of the same Portfolio (an “intra-Portfolio exchange”), if and to the extent an applicable intra-Portfolio exchange privilege is disclosed in the Prospectus and subject to the terms and conditions set forth in the Prospectus, provided that the shareholder of record meets the eligibility requirements of the class into which the shareholder of record seeks to exchange.
5.	DIVIDENDS/DISTRIBUTIONS
     Each Portfolio pays out as dividends substantially all of its net investment income (which comes from dividends and interest it receives from its investments) and net realized short-term capital gains as described in the Prospectus.
     All dividends and/or distributions will be paid in the form of additional shares of the class of shares of the Portfolio to which the dividends and/or distributions relate, unless the shareholder elects to receive cash. Dividends paid by each Portfolio are calculated in the same manner and at the same time with respect to each class.
6.	CONVERSION FEATURES
     There are currently no automatic conversion features among the classes.
7.	WAIVER OR REIMBURSEMENT OF EXPENSES
     Expenses may be waived or reimbursed by any adviser, sub-adviser, principal underwriter, or other provider of services to the Trust without the prior approval of the Trust’s Trustees.
8.	EFFECTIVENESS OF PLAN
     This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) the Independent Trustees.
9.	MATERIAL MODIFICATIONS
     This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval hereof in section 10 above.
10.	LIMITATION OF LIABILITY
     The Trustees of the Trust and the shareholders of each Portfolio shall not be liable for any obligations of the Trust or any Portfolio under this Plan, and any person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Portfolios in settlement of such rights or claims, and not to any Trustee or shareholder.